Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Fourth Quarter and Full Year 2016 Earnings Results

•	Quarterly revenue of $52.8 million consisting of:

•	Managed Services revenue of $47.2 million,

•	Systems Integration and Automation (SI&A) revenue of $5.6 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $3.8 million, $0.21 per share

•	Quarterly Adjusted EBITDA of $9.4 million

•	Quarterly Unlevered Free Cash Flow of $5.7 million after capital expenditures of $3.7 million

HOUSTON – March 6, 2017 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements, today reported results for the quarter and full year ended December 31, 2016.

Quarterly revenue was $52.8 million representing an increase of $2.1 million compared to the prior quarter and an increase of $0.6 million compared to the prior year quarter. The revenue increase compared to the prior quarter was primarily due to a $2.2 million increase in SI&A revenue. The increase compared to the prior year quarter resulted primarily from SI&A revenue, which increased $10.5 million, partially offset by a $9.9 million decrease in Managed Services revenue. The increase in SI&A revenue was due to the timing of SI&A projects. Managed Services continues to be challenged by reduced spending by oil and gas operators on upstream drilling projects as a result of lower commodity prices.

GAAP net loss attributable to common stockholders was $3.8 million, or $0.21 per share, compared to net loss attributable to common stockholders of $1.7 million, or $0.09 per share, in the prior quarter and net loss attributable to common stockholders of $11.0 million, or $0.63 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $9.4 million compared to $8.5 million in the prior quarter and a negative $3.2 million in the prior year quarter. The increase compared to the prior quarter and prior year quarter was due primarily to increased revenue coupled with savings from cost containment actions.

Capital expenditures were $3.7 million compared to $1.9 million in the prior quarter and $10.5 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $5.7 million compared to $6.6 million in the prior quarter and a negative $13.7 million in the prior year quarter.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

In the quarter ended December 31, 2016, the Company recorded $0.6 million of restructuring charges, and recorded $2.3 million of revenue and $1.5 million of cost for equipment sales to a certain customer. In the quarter ended September 30, 2016, the Company recorded net restructuring charges of $0.8 million offset by $1.3 million from the change in the fair value of the TECNOR earn-out. In the quarter ended December 31, 2015, the Company recorded total negative adjustments of $15.6 million related to the SI&A contractual dispute, a $1.7 million impairment of property, plant and equipment in our North America land operations, and incurred $1.0 million of executive departure costs. The restructuring charges, change in fair value of the TECNOR earn-out, and the impairment of property, plant and equipment, and executive departure costs are added back to net loss in our non-GAAP measures below.

Steven E. Pickett, chief executive officer and president, commented, “Despite continued headwinds in the offshore oil and gas market, we are pleased with the progress we have made related to cost containment and capex management, which produced Unlevered Free Cash Flow of $5.7 million for the quarter. We remain focused on continuing implementation of initiatives to improve operating leverage of the Company, developing a broad range of SaaS and cyber security solutions for our customers, and growing our business in new vertical markets.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, March 7, 2017, to discuss RigNet’s 2016 fourth quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Adjusted EBITDA and Unlevered Free Cash Flow. Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filings for the year ended December 31, 2016 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, stock-based compensation, merger/acquisition costs, executive departure costs, restructuring charges and non-recurring items. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing, crew welfare, asset monitoring and real-time data services. RigNet is based in Houston, Texas and has operations around the globe.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Charles E. Schneider	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands)
Unaudited Consolidated Statements of
Comprehensive Income Data:
Revenue	$52,759	$50,612	$52,186	$220,623	$271,260

Expenses:
Cost of revenue (excluding depreciation and amortization)	30,347	29,860	41,378	129,759	163,238
Depreciation and amortization	7,995	8,305	8,070	33,556	32,471
Impairment of goodwill, intangibles, and property, plant and equipment	—	—	1,670	397	14,262
Selling and marketing	1,613	1,724	2,380	7,172	9,449
General and administrative	12,797	10,476	13,369	52,190	63,192

Total expenses	52,752	50,365	66,867	223,074	282,612

Operating income (loss)	7	247	(14,681)	(2,451)	(11,352)
Other expense, net	(584)	(1,155)	(607)	(3,021)	(2,899)

Loss before income taxes	(577)	(908)	(15,288)	(5,472)	(14,251)
Income tax expense	(3,149)	(540)	4,329	(5,825)	(2,409)

Net loss	$(3,726)	$(1,448)	$(10,959)	$(11,297)	$(16,660)

Net Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(3,765)	$(1,658)	$(11,040)	$(11,507)	$(16,974)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.21)	$(0.09)	$(0.63)	$(0.65)	$(0.97)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.21)	$(0.09)	$(0.63)	$(0.65)	$(0.97)
Weighted average shares outstanding, basic	17,833	17,782	17,610	17,768	17,534
Weighted average shares outstanding, diluted	17,833	17,782	17,610	17,768	17,534

Unaudited Non-GAAP Data:
Adjusted EBITDA	$9,357	$8,534	$(3,211)	$37,181	$46,907
Unlevered Free Cash Flow	$5,671	$6,598	$(13,674)	$21,984	$14,217

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(3,726)	$(1,448)	$(10,959)	$(11,297)	$(16,660)
Interest expense	668	729	533	2,708	2,054
Depreciation and amortization	7,995	8,305	8,070	33,556	32,471
Impairment of goodwill, intangibles, and property, plant and equipment	—	—	1,670	397	14,262
Gain on sales of property, plant and equipment, net of retirements	11	(14)	(18)	(153)	(41)
Stock-based compensation	681	866	705	3,389	3,660
Restructuring costs	579	835	(104)	1,911	7,410
Change in fair value of TECNOR earn-out	—	(1,279)	—	(1,279)	—
Executive departure costs	—	—	1,000	1,884	1,000
Acquisition costs	—	—	221	240	342
Income tax expense	3,149	540	(4,329)	5,825	2,409

Adjusted EBITDA (non-GAAP measure)	$9,357	$8,534	$(3,211)	$37,181	$46,907

Adjusted EBITDA (non-GAAP measure)	$9,357	$8,534	$(3,211)	$37,181	$46,907
Capital expenditures	3,686	1,936	10,463	15,197	32,690

Unlevered Free Cash Flow (non-GAAP measure)	$5,671	$6,598	$(13,674)	$21,984	$14,217

	December 31,	December 31,
	2016	2015
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$57,152	$60,468
Restricted cash - current portion	139	543
Restricted cash - long-term portion	1,514	—
Total assets	230,972	258,116
Current maturities of long-term debt	8,478	8,421
Long-term debt	52,990	69,238

	Year Ended December 31,
	2016	2015
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$60,468	$66,576
Net cash provided by operating activities	39,174	37,034
Net cash used in investing activities	(19,398)	(33,325)
Net cash used in financing activities	(15,352)	(7,247)
Changes in foreign currency translation	(7,740)	(2,570)

Cash and cash equivalents, December 31,	$57,152	$60,468

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2016	2016	2016	2016	2015
Selected Operational Data:
Offshore drilling rigs (1)	175	194	211	232	238
Offshore Production	280	287	287	291	283
Maritime	122	128	105	107	121
International Land	104	101	99	101	115
Other sites (2)	240	238	236	287	373

Total	921	948	938	1,018	1,130

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands)
Managed Services
Revenue	$47,188	$47,205	$57,070	$199,033	$249,721
Cost of revenue	27,118	26,949	32,223	114,749	132,476
Depreciation and amortization	6,549	6,716	6,453	26,581	26,967
Impairment of goodwill, intangibles, and property, plant and equipment	—	—	1,670	—	14,262
Selling, general and administrative	7,858	5,302	7,839	28,690	36,055

Operating income	$5,663	$8,238	$8,885	$29,013	$39,961

Adjusted EBITDA (non-GAAP measure)	$12,091	$16,984	$16,768	$57,839	$97,727

Systems Integration and Automation
Revenue	$5,571	$3,407	$(4,884)	$21,590	$21,539
Cost of revenue	3,229	2,911	9,155	15,010	30,762
Depreciation and amortization	585	631	775	2,712	3,104
Selling, general and administrative	524	499	1,217	2,665	4,120

Operating income (loss)	$1,233	$(634)	$(16,031)	$1,203	$(16,447)

Adjusted EBITDA (non-GAAP measure)	$1,939	$(284)	$(15,275)	$3,389	$(13,685)

NOTE: Consolidated balances include the two segments above along with corporate activities and intercompany eliminations.

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net